Exhibit 99.1

Innovative Solutions & Support, Inc. Appoints Steve Belland to Board of Directors

Exton, PA. – June 7, 2022 – Innovative Solutions & Support, Inc. (“IS&S”) (NASDAQ: ISSC) today announces that the Board of Directors has appointed Mr. Stephen L. Belland to serve as a Director.

Dr. Shahram Askarpour, the Company’s Chief Executive Officer, commented: “We are very excited to have Steve join the Board of Directors. His leadership and experience of over 37 years in the Aerospace and Defense industry will be an asset to IS&S. Steve’s familiarity with IS&S product lines and operations further strengthens the Board.”

Mr. Belland is the Co-Founder and Chief Executive Officer at Integrated Connection, LLC, and a Principal at Clear Rock Advisors. Prior to Clear Rock Advisors, he has held various executive positions at Rockwell Collins including Technical Director, Vice President of Program and Product Management, Vice President of Strategy and Marketing and most recently Vice President of Corporate Development. Mr. Belland received his B.S. in Electrical Engineering from Michigan Technological University and has attended executive programs at Kellogg, Wharton and Insead.

Press Contact:

Jason Zywalewski

Innovative Solutions & Support, Inc.

+1 610.646.9800 x 609

jzywalewski@innovative-ss.com

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEM’s) and retrofit applications. The company supplies integrated Flight Management Systems (FMS), Auto-Throttle Systems and advanced GPS receivers for precision low carbon footprint navigation.

This release may contain certain statements of a forward-looking nature relating to future events. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors such as those discussed in filings made by the Company with the SEC, and readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.